Exhibit 5.16

CONSENT OF DONALD HARRIS

The undersigned hereby consents to the references to, and the information derived from, the scientific and technical content and interpretations contained in, and to the references, as applicable, to the undersigned’s name included in or incorporated by reference in Registration Statement on Form F-10 of Gold Standard Ventures Corp.

Dated: September 8, 2020	/s/ Donald Harris
Donald Harris, RM-SME